Exhibit 99.1

NEWS RELEASE for August 6, 2008 at 4:15 pm EDT

CLARIENT REPORTS SECOND QUARTER REVENUE UP 71%

Raises 2008 Revenue Growth Guidance

ALISO VIEJO, Calif. (August 6, 2008) — Clarient, Inc. (Nasdaq: CLRT), a premier anatomic pathology and molecular testing services resource for pathologists, oncologists and the pharmaceutical industry, today announced financial results for the three and six months ended June 30, 2008.

Revenue for the second quarter of 2008 increased by 71% to $16.9 million compared with $9.9 million in the comparable period in 2007, and increased by 6% compared with $15.9 million in the first quarter of 2008.  This marks Clarient’s 16th consecutive quarter of  sequential-quarter revenue growth.  The increase over the second quarter of 2007 was driven by higher testing volume, favorable service mix and higher Medicare reimbursement rates. Those factors also drove a 75% increase in revenue for the first six months of 2008 compared with the comparable period in 2007.

“Our second quarter growth in case volume, revenue and gross profit reflect the continuing strength in the fundamentals of our business,” said Ron Andrews, Clarient’s Chief Executive Officer.  “Growth and operating leverage are being driven by new customer acquisitions, higher reimbursement, customer retention, and increased efficiency and productivity in our laboratory operations. In addition, we successfully completed the transition to our in house billing system in June. While the costs associated with this transition, along with certain severance charges, impacted our expenses, we achieved our second consecutive quarter of positive Adjusted EBITDA. It is very encouraging to record solid results while continuing to make significant investments in our sales and marketing and information management infrastructure, as well as absorbing more than $1 million in billing systems transition expenses and severance costs.”

Testing volumes for the second quarter of 2008 increased by 60% over the second quarter of 2007 as a result of breast prognostics/solid tumor testing volumes increasing 30%, leukemia/lymphoma volumes increasing 86%, and PCR/molecular testing increasing 98%.

Gross profit in the second quarter of 2008 was $10.0 million, an increase of 129% compared with $4.4 million in the second quarter of 2007. Gross margin in the second quarter of 2008 was 59%, compared with 44% in the second quarter of 2007. Gross margin improved primarily as a result of volume growth, especially in high-value tests, as well as higher reimbursement rates, increased employee productivity and lower fixed costs.

Total operating expenses were $11.8 million for the second quarter of 2008, an increase of 65% compared with $7.1 million in the second quarter of 2007 due to company growth and increases in severance costs, professional fees, billing costs and bad debt expense, and investments in sales and marketing, and information management infrastructure.

Operating loss for the second quarter of 2008 was $1.7 million, compared with an operating loss of $2.7 million in the second quarter of 2007, a reduction of 37%.  Loss from continuing operations in the second quarter of 2008 was $4.3 million, or $0.06 per share, compared with a loss from continuing operations of $3.2 million, or $0.05 per share, in the comparable 2007 period.  Net loss for the second quarter of 2008 was $4.3 million, or $0.06 per share, compared with a net loss of $3.3 million, or $0.05 per share, in the second quarter of 2007. Net loss for the second quarter of 2007 included losses from discontinued operations of $36,000.

Adjusted EBITDA (defined below) for the second quarter of 2008 was $0.2 million, compared with Adjusted EBITDA loss of $1.7 million in the second quarter of 2007.   Adjusted EBITDA for the six months ended June 30, 2008 was $1.2 million, compared with Adjusted EBITDA loss of $3.5 million in the first six months of 2007.

Clarient’s Senior Vice President and Chief Financial Officer, Ray Land, said, “Clarient is committed to delivering long-term value to its shareholders, and our focus will be on achieving strong annual revenue growth and consistent operating profitability. We will emphasize measurements of the Company on an annual basis because we believe an annual view of our business provides a more accurate indicator of the company’s creation of long-term shareholder value. Consistent with those principles and based on our performance in the first half of 2008, we are raising our guidance for fiscal year 2008 revenue growth to a range of 45% to 55% over our revenue for the 2007 fiscal year, compared with our previous revenue growth guidance of 30% to 40%.”

As of June 30, 2008, the Company’s cash and cash equivalents were $2.1 million, compared with $1.5 million as of December 31, 2007.  In addition, the Company ended the quarter with a total of $8.6 million available under existing lines of credit.

Commenting further, Andrews stated, “In the second quarter, we made solid strides in our Clarient Insight™ Dx program, and the commercial traction we have gained in the early days of our K-ras launch is indicative of Clarient’s ability to drive new, high-value tests into the anatomic pathology market. We remain on track to launch our Clarient Insight Dx  Breast Cancer Profile in the second half of 2008, and with the progress we are making in the development of our breast and prostate cancer programs, we continue to be excited about our strategy to incorporate these new tests into our rapidly growing,  services business.”

Conference Call

Clarient will hold a conference call to discuss second quarter 2008 results and certain future expectations, and to answer questions, beginning at 5:00 PM EDT today.

Call-in Number: 1-866-844-2998

(International) 706-634-8595

Conference ID Number: 57323903

Webcast: www.clarientinc.com/investor

Web Replay: For those unable to participate during the live broadcast, the webcast replay will be archived at www.clarientinc.com/investor shortly after the call and will be available for one year.

About Clarient

Clarient combines innovative diagnostic technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to become the leader in cancer diagnostics by dedicating itself to collaborative relationships with the healthcare community to translate cancer discovery and research into better patient care. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies. The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and diagnostic services available both onsite and over the web. The Company is also developing new, proprietary “companion” diagnostic markers for therapeutics in breast, prostate, lung and colon cancers, and leukemia/lymphoma. Clarient is a Safeguard Scientifics, Inc. partner company. www.clarientinc.com

About Safeguard

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Software as a Service (SaaS), Technology-Enabled Services and Internet-based Businesses, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices and Specialty Pharmaceuticals with capital requirements between $5 and $50 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

Forward Looking Statements

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to continue to develop and expand its diagnostic services  business,  the Company’s ability to expand and maintain a successful sales and marketing organization, the Company’s ability to maintain compliance with financial and other covenants under the Company’s credit facility with Gemino Healthcare Finance LLC  and under  its other  credit facilities, limitations on the Company’s ability to borrow funds under the Gemino credit facility based on the Company’s qualified accounts receivable and other liquidity factors, the Company’s ability to obtain annual renewals of the Gemino facility,  the effects of a going concern audit opinion on the Company’s operations, the Company’s ability to successfully transition its billing function in-house from a third party vendor,  whether the conditions to payment of all or any portion of the contingent consideration from the Company’s sale of its instrument systems business to Zeiss are satisfied, the Company’s ability to remediate the material weaknesses in the Company’s internal control over financial reporting,  the continuation of favorable third party payer reimbursement for laboratory tests, the Company’s ability to obtain additional financing on acceptable terms or at all,  unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, the Company’s ability to fund development of new diagnostic tests and novel markers and  the amount of resources the Company determines to apply to novel marker development and commercialization,  failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by the Company as income or loss from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense and (iv) stock-based compensation expense. Adjusted EBITDA as defined by the Company may differ from non-GAAP measures used by other companies and is not a measurement under GAAP. Management believes that using Adjusted EBITDA as a metric can enhance an overall understanding of the Company’s expected financial performance from ongoing operations, and Adjusted EBITDA is used by management for that purpose. We believe that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in evaluating companies such as ours and that it provides a useful measure of our financial performance since its use eliminates the effects of period to period changes in costs associated with impairment of assets related to capital investments, interest on our debt, capital lease obligations and non-cash stock based compensation charges. In addition, under our credit facilities with Gemino Healthcare Finance LLC and Comerica Bank we are required to maintain minimum levels of Adjusted EBITDA.

There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of the Company’s recorded costs against its revenue. Management compensates for these limitations in non-GAAP measures by also evaluating our performance based on traditional GAAP financial measures. Accordingly, in analyzing our future financial performance, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

Contact:

Lippert/Heilshorn & Associates

Don Markley (dmarkley@lhai.com)

310.691.7100

TABLES FOLLOW

Clarient , Inc.

Condensed Adjusted Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenue	$16,916	$9,873	$32,802	$18,702
Cost of revenue	6,879	5,496	12,974	10,572
Gross profit	10,037	4,377	19,828	8,130

Selling, general and administrative expenses	11,753	7,120	21,687	14,135
Loss from operations	(1,716)	(2,743)	(1,859)	(6,005)

Other expense and taxes, net	2,563	485	3,354	1,331
Loss from continuing operations	(4,279)	(3,228)	(5,213)	(7,336)

Income (loss) from discontinued operations, net of tax	—	(36)	—	5,361
Net loss	$(4,279)	$(3,264)	$(5,213)	$(1,975)

Basic and diluted income (loss) per common share:
Loss from continuing operations	$(0.06)	$(0.05)	$(0.07)	$(0.10)
Income from discontinued operations	$0.00	$0.00	$0.00	$0.07
Net loss	$(0.06)	$(0.05)	$(0.07)	$(0.03)

Weighted average number of common shares outstanding	72,301,622	71,553,237	72,186,535	71,414,683

Reconciliation of “Loss from Continuing Operations to Adjusted EBITDA”

Loss from Continuing Operations	$(4,279)	$(3,228)	$(5,213)	$(7,336)
Interest Expense, net	2,557	441	3,347	1,308
Depreciation & Amortization	985	866	1,855	1,669
Stock Compensation Expense	904	231	1,183	818
Taxes	6	—	6	23
Adjusted EBITDA	$173	$(1,690)	$1,178	$(3,518)

Clarient , Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)

Cash and cash equivalents	$2,052	$1,516
Accounts receivable, net	14,641	12,020
Property and equipment, net	11,586	10,997
Other assets	1,337	2,085
Total assets	$29,616	$26,618

Total liabilities	$30,727	$31,407
Stockholders’ deficit	(1,111)	(4,789)

Total liabilities and stockholders’ deficit	$29,616	$26,618